Exhibit 99.1
Contact: Doug Dean
Investor Relations
732-544-3212
ddean@opnext.com
For Immediate Release
OPNEXT REPORTS THIRD QUARTER UNAUDITED OPERATING RESULTS
EPS of $0.07 per diluted share on Revenue of $66.4 million
Eatontown, N.J. (February 25, 2008) Opnext, Inc. (NASDAQ:OPXT), a global leader in the design and manufacturing of optical modules and components, today announced its unaudited operating results for the third quarter ended December 31, 2007.
Financial Highlights for the Third Quarter Ended December 31, 2007:
•	Sales increased $4.7 million, or 7.6%, to $66.4 million from $61.7 million in the quarter ended December 31, 2006, primarily as a result of increased sales of 40Gbps, XFP, X2 and SFP products, partially offset by lower demand for 300 pin fixed wavelength and ER XENPAK products. Sales of 10Gbps and above products increased $2.7 million from the quarter ended December 31, 2006, or 5.2%, to $53.9 million, while sales of less than 10Gbps products increased $1.4 million, or 22.2%, to $7.5 million and industrial and commercial product sales increased by $0.6 million, or 13.1%, to $4.9 million.

•	Sales decreased $10.2 million, or 13.3%, from $76.6 million in the preceding quarter ended September 30, 2007, primarily as a result of decreased demand for our 300 pin fixed wavelength products, vendor quality and production delays which limited our ability to ship 40Gbps products, and lower X2 and SFP product revenues. The decrease was partially offset by continued increasing demand for our XFP products. Sales of 10Gbps and above products decreased by $9.6 million from the quarter ended September 30, 2007, or 15.1%, while sales of less than 10Gbps products decreased $0.7 million, or 8.2%, and industrial and commercial product sales increased $0.1 million or 1.8%.

•	Sales to Cisco and Alcatel-Lucent were 37.6% and 19.9% of total sales as compared to 40.9% and 23.0% in the preceding quarter and 41.6% and 20.4% from the prior year, respectively.

•	Gross margin was 32.8%, as compared to 35.2% in the preceding quarter and 33.4% in the quarter ended December 31, 2006. Gross margin percentage for the current quarter includes the negative effects attributable to a $1.0 million, or 1.5% of sales, product warranty reserve to cover the Company’s anticipated future costs associated with replacing defective 40Gbps Digital Mux/Demux integrated circuits purchased from an external supplier and higher excess and obsolete inventory reserve requirements of 0.5% of sales.

•	Operating income was $1.8 million, or 2.7% of sales, as compared to $2.2 million, or 3.6% of sales, in the quarter ended December 31, 2006 and $4.3 million, or 5.6% of sales, in the preceding quarter ended September 30, 2007. The decrease from the prior quarter ended September 30, 2007 primarily results from lower sales volume, the negative effects attributable to higher warranty and inventory reserve requirements, fluctuations in foreign currency exchange rates and higher stock-based compensation expense, partially offset by the reversal of performance-based bonus accruals recorded earlier in the year and lower R&D expenses.

•	Net income was $4.3 million, or $0.07 per diluted share, as compared to $2.5 million, or $0.05 per diluted share, for the quarter ended December 31, 2006 and $5.8 million, or $0.09 per diluted share, in the preceding quarter ended September 30, 2007. As compared to the prior quarter, the $0.02 per diluted share decrease primarily consists of a $0.04 reduction from operations including higher stock-based compensation expenses as discussed above, as well as lower interest rates on short-term investments, partially offset by a $0.02 increase in other income, net, primarily as a result of shortened foreign currency transaction settlement periods.

•	Cash and cash equivalents increased by $1.0 million to $203.4 million for the quarter ended December 31, 2007 as $2.5 million of cash from operations was partially offset by additional investments to expand manufacturing capacity and fund the payment of capital equipment lease obligations.
Market Observations and Guidance:
Commenting on the Company’s recent performance, Opnext, Inc. President and Chief Executive Officer Harry Bosco said, “Following this tough December quarter, we expect to resume our path of sequential revenue growth as we continue our course of profitability. While there will continue to be uncertainty in any given quarter due to our customers’ limited near-term visibility, we believe that growth in broadband applications will continue to drive the demand fundamentals of our business.”
“We have accelerated key initiatives, such as additional sourcing of critical parts and increased levels of buffer stocks, which should serve to make us more resilient to the supply issues that plagued us in the December quarter. In addition, our demand forecasting procedures, supported by our automated systems, continue to be refined for shorter intervals to ensure that manufacturing is better aligned with our customer needs.”
“While we believe the 10Gbps and above market segment should continue to grow faster than the overall optical market, lack of short-term visibility on the part of some customers, coupled with broader economic uncertainty, has caused us to take a cautiously optimistic view of guidance for next quarter. For our fourth quarter ending March 31, 2008, we expect sequential revenue growth with revenue to be in the range of $67.0 million to $70.0 million,” concluded Mr. Bosco.
Forward-looking Statements:
Statements made in this press release include forward looking statements, including, but not limited to, those related to future revenues, growth of revenues, additional sourcing of critical parts and inventory management, automation of demand forecasting procedures, acceptance of certain Opnext products, the general market outlook and the outlook for the industry. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things,
•	projected results for the quarter ending March 31, 2008 as well as the general outlook for the future are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are beyond management’s control; and

•	the market in which Opnext operates is volatile, actions taken and contemplated may not achieve the desired impact relative to changing market conditions and the success of these strategies will be dependent on the effective implementation of those plans while minimizing organizational disruption.

In addition to the factors set forth elsewhere in this release, other factors that could cause results to differ from current expectations include: the impact of rapidly changing technologies; the impact of competition on product development and pricing; the ability of Opnext to react to changes in general industry and market conditions, including regulatory developments; rights to intellectual property, market trends and the adoption of industry standards; and consolidations within the optical modules and components industry of both the customer and supplier base. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company’s business. Additional information regarding these and other factors can be found in Opnext’s reports filed with the Securities and Exchange Commission, including Amendment No.1 to the Company’s Annual Report on Form 10-K/A filed on February 25, 2008. In providing forward-looking statements, the Company expressly disclaims any obligation to update these statements, publicly or otherwise, whether as a result of new information, future events or otherwise, except to comply with applicable federal and state securities laws.
Conference Call:
Opnext management will conduct a conference call at 4:30pm EST, today, Monday, February 25, 2008, to discuss these results in detail. You may participate in this conference call by dialing 877-853-4940 (United States) or 706-645-9149 (International) prior to the start of the call and providing the Opnext, Inc. name and Conference ID# 29822737. A replay of the conference call can be accessed starting approximately two hours after the call through Monday, March 3, 2008 by dialing 800-642-1687 (United States) or 706-645-9291 (International) and using the Conference ID# 29822737. A live webcast of the call will be accessible on the Investor Relations section of the Company website at http://www.opnext.com. A replay of the webcast will be available following the conclusion of the call on the webcast archive page of the Investor Relations section.
(OPXT-G)
About Opnext:
From the latest communications networks to new security systems, and from major advances in medical systems to high-demand consumer electronics, Opnext (NASDAQ: OPXT) laser technologies add the spark of innovation to a world of new applications. The Company’s industry expertise, future-focused thinking and commitment to research and development combine in bringing to market solutions that are ready for the next generation of laser-based products. Formed out of Hitachi, Opnext has built on more than 30 years experience of advanced technology to establish its broad portfolio of solutions and solid reputation for excellence in service. For additional information, visit www.opnext.com.

Opnext, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	March 31,
	2007	2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$203,392	$199,786
Trade receivables, net	52,246	53,974
Inventories, net	84,281	62,560
Prepaid expenses and other current assets	3,701	3,221

Total current assets	343,620	319,541
Property, plant, and equipment, net	49,169	42,396
Goodwill	5,698	5,698
Other assets	202	214

Total assets	$398,689	$367,849

Liabilities and shareholders’ equity
Current liabilities:
Trade payables	$45,571	$41,585
Accrued expenses	12,500	14,201
Capital lease obligations	5,986	4,135

Total current liabilities	64,057	59,921
Capital lease obligations	16,260	11,858
Other long-term liabilities	3,020	5,413

Total liabilities	83,337	77,192

Total shareholders’ equity	315,352	290,657

Total liabilities and shareholders’ equity.	$398,689	$367,849

Opnext, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended		Nine months ended
	December 31,		December 31,
	2007	2006	2007	2006
Sales	$66,408	$61,736	$210,814	$157,483
Cost of sales	44,653	41,108	138,338	105,566

Gross margin	21,755	20,628	72,476	51,917
Research and development expenses	8,692	8,432	27,579	24,950
Selling, general and administrative expenses	11,304	9,993	34,860	27,794
Other operating (income) expenses	(4)	3	(41)	106

Operating income (loss) (1)	1,763	2,200	10,078	(933)

Interest income, net	2,119	636	6,956	2,116
Other expense (income), net	358	(323)	(865)	(1,396)

Income (loss) before income taxes	4,240	2,513	16,169	(213)
Income tax expense	15	—	(71)	—

Net income (loss)	$4,255	$2,513	$16,098	$(213)

Net income (loss) per share:
Basic	$0.07	$0.05	$0.25	$(0.00)
Diluted	$0.07	$0.05	$0.25	$(0.00)
Weighted average number of shares used in computing net income (loss) per share:
Basic	64,627	52,008	64,585	52,002
Diluted	64,667	52,061	64,625	52,002
Note (1) — Operating income (loss) includes stock-based compensation expenses of $1,259 thousand and $12 thousand in the three-month periods, and $2,326 thousand and $31 thousand in the nine-month periods, ended December 31, 2007 and 2006, respectively.

Opnext, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended
	December 31,
	2007	2006
Cash flows from operating activities
Net income (loss)	$16,098	$(213)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	8,015	8,913
Compensation expense	2,358	31
(Gain) loss on disposal of property, plant and equipment	(41)	106
Changes in assets and liabilities,	(16,666)	(18,648)

Net cash provided (used) by operating activities	9,764	(9,811)
Cash flows from investing activities
Capital expenditures	(3,548)	(1,727)

Net cash used in investing activities	(3,548)	(1,727)
Cash flows from financing activities
Payments on capital lease obligations	(3,751)	(1,659)
Exercise of stock options	16	26

Net cash used in financing activities	(3,735)	(1,633)
Effect of foreign exchange rates on cash and cash equivalents	1,125	81

Increase (decrease) in cash and cash equivalents	3,606	(13,090)
Cash and cash equivalents at beginning of period	199,786	89,358

Cash and cash equivalents at end of period	$203,392	$76,268

Non-cash financing activities
Capital lease obligations incurred	$(8,885)	$(2,351)
Stock appreciation rights amendment	2,432	—

Opnext, Inc.
Unaudited Supplemental Earnings Reconciliation
(in thousands, except per share data)
Use of Non-GAAP Financial Measures: The Company adopted SFAS 123R effective April 1, 2006 and records compensation expense related to its stock-based awards. Depending upon the size, timing and the terms of the awards, the related compensation expense may vary significantly. Management excludes these related costs for the purpose of assessing its internal operating performance. Accordingly, the Company provides non-GAAP gross margin, operating expense, operating profit (loss), net income (loss) and net income (loss) per share financial measures as supplemental information, in addition to the GAAP presentation, to its investors in an effort to provide greater transparency and insight into management’s analysis. The Company expects to continue providing similar information in the future which reconciles the differences between GAAP and non-GAAP financial measures.

	Three Months Ended December 31, 2007
		Stock-Based
		Compensation
	Non-GAAP	Expense	GAAP	Non-GAAP	GAAP
Sales	$66,408	$—	$66,408	100.0%	100.0%
Gross margin	21,872	(117)	21,755	32.9%	32.8%
Operating expenses	18,850	(1,142)	19,992	28.4%	30.1%
Operating income	3,022	(1,259)	1,763	4.6%	2.7%
Net income	$5,514	$(1,259)	$4,255	8.3%	6.4%

Net income per share:
Basic	$0.09		$0.07
Diluted	$0.09		$0.07
Shares
Basic	64,627		64,627
Diluted	64,667		64,667

	Three Months Ended September 30, 2007
		Stock-Based
		Compensation
	Non-GAAP	Expense	GAAP	Non-GAAP	GAAP
Sales	$76,579	$—	$76,579	100.0%	100.0%
Gross margin	27,033	(85)	26,948	35.3%	35.2%
Operating expenses	21,749	(900)	22,649	28.4%	29.6%
Operating income	5,284	(985)	4,299	6.9%	5.6%
Net income	$6,828	$(985)	$5,843	8.9%	7.6%

Net income per share:
Basic	$0.11		$0.09
Diluted	$0.11		$0.09
Shares
Basic	64,576		64,576
Diluted	64,627		64,627

	Three Months Ended December 31, 2006
		Stock- Based
		Compensation
	Non-GAAP	Expense	GAAP	Non-GAAP	GAAP
Sales	$61,736	$—	$61,736	100.0%	100.0%
Gross margin	20,628	—	20,628	33.4%	33.4%
Operating expenses	18,416	(12)	18,428	29.8%	29.8%
Operating income	2,212	(12)	2,200	3.6%	3.6%
Net income	$2,525	$(12)	$2,513	4.1%	4.1%

Net income per share:
Basic	$0.05		$0.05
Diluted	$0.05		$0.05
Shares
Basic	52,008		52,008
Diluted	52,061		52,061

	Nine Months Ended December 31, 2007
		Stock-Based
		Compensation
	Non-GAAP	Expense	GAAP	Non-GAAP	GAAP
Sales	$210,814	$—	$210,814	100.0%	100.0%
Gross margin	72,678	(202)	72,476	34.5%	34.4%
Operating expenses	60,274	(2,124)	62,398	28.6%	29.6%
Operating income	12,404	(2,326)	10,078	5.9%	4.8%
Net income	$18,424	$(2,326)	$16,098	8.7%	7.6%

Net income per share:
Basic	$0.29		$0.25
Diluted	$0.29		$0.25
Shares
Basic	64,585		64,585
Diluted	64,625		64,625

	Nine Months Ended December 31, 2006
		Stock- Based
		Compensation
	Non-GAAP	Expense	GAAP	Non-GAAP	GAAP
Sales	$157,483	$—	$157,483	100.0%	100.0%
Gross margin	51,917	—	51,917	33.0%	33.0%
Operating expenses	52,819	(31)	52,850	33.5%	33.6%
Operating income	(902)	(31)	(933)	(0.6)%	(0.6)%
Net income	$(182)	$(31)	$(213)	(0.1)%	(0.1)%

Net income per share:
Basic	$0.00		$0.00
Diluted	$0.00		$0.00
Shares
Basic	52,002		52,002
Diluted	52,002		52,002